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                                                                 EXHIBIT 23.02
                                                                 -------------

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Consent Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Brooks Automation, Inc. of our report dated November 12, 1997 relating to the financial statements of Brooks Automation, Inc. as of September 30, 1997 and 1996 and for the three years ended September 30, 1997, our report (which includes an explanatory paragraph regarding the restatement of the financial statements as of and for the year ended December 31, 1997) dated March 2, 1998 (except as to the information in Note 2 for which the date is June 16, 1998) relating to the financial statements of FASTech Integration, Inc. as of December 31, 1996 and 1997 and for the two years ended December 31, 1997, and our report dated May 17, 1996 relating to the financial statements of FASTech Integration, Inc. for the year ended December 31, 1995, which reports appear in such Consent Statement/Prospectus. We also consent to the application of our report dated November 12, 1997 relating to the financial statements of Brooks Automation, Inc. to the Financial Statement Schedule for the three years ended September 30, 1997 listed under item 21 of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the references to us under the headings "Experts" and "Selected Historical Consolidated Financial Data" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Historical Consolidated Financial Data".


PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
September 22, 1998